Exhibit 99.1

B of I Reports Second Quarter Earnings of $5.5 million;

Results Mark New High in Quarterly Earnings and EPS

SAN DIEGO, CA – (MARKET WIRE) – February 4, 2010—B of I Holding, Inc. (B of I or the Company) (NASDAQ: BOFI), parent of Bank of Internet USA (Bank), today announced net income of $5,548,000 for its second quarter ended December 31, 2009 compared to net income of $2,761,000 for the three months ended December 31, 2008. Earnings available to the Company’s common stockholders were $5,375,000, or $0.61 per diluted share for the current quarter compared to $2,588,000, or $.30 per diluted share for the quarter ended December 31, 2008. For the six months ended December 31, 2009, net income totaled $9,256,000 compared to $944,000 for the six months ended December 31, 2008. Diluted earnings per share were $1.02 compared to $0.09 for the six months ended December 31, 2009 and 2008, respectively.

B of I’s quarterly net income of $5,548,000 and its quarterly diluted earnings per share of $0.61 were new historic highs for the Company. Net income for the second quarter ended December 31, 2009 increased 100.9% compared to net income for last year’s second quarter ended December 31, 2008. Net income for the quarter ended December 31, 2009 included an after-tax increase of $1,426,000 for realized gains on sales, net of unrealized losses on certain mortgage-backed securities. Excluding the net gain, net income would have been $4,122,000 for the quarter ended December 31, 2009, an increase of 49.3% compared to last year. Net income for the six months ended December 31, 2009 increased $8,312,000 compared to the six months ended December 31, 2008. Earnings for the six months ended December 31, 2008 were reduced by a $4,710,000 after-tax loss on the sale of Fannie Mae preferred stock after Fannie Mae was placed in government conservatorship in September of 2008. The increase in quarterly and year-to-date net income was primarily due to higher net interest income resulting from growth in the Bank’s average earning assets and increases in the Company’s net interest margin.

“I am very pleased with our earnings this quarter given that they were achieved concurrent with a quarter-on-quarter increase in the Bank’s Tier 1 leverage ratio from 7.20% to 7.91% and a year-on-year increase of 1.05% from 6.86% to 7.91%”, remarked Greg Garrabrants, President and Chief Executive Officer. “While many institutions have been forced to raise capital through dilutive equity issuances, we have been able to increase our core capital ratios and grow our assets by $43.1 million this year without raising external capital. With our strong capital ratios and our profitable business model we should be able to attain a virtuous cycle of asset and earning growth. Additionally, we believe we can raise capital for specific tangible opportunities on terms we believe are attractive to our shareholders. We continue to execute on our two pronged strategy of taking advantage of current market opportunities to purchase attractively priced high-credit quality assets and investing in our franchise to grow our origination capability and prepare our infrastructure for further expansion. This quarter we added more depth to our management team by hiring a Chief Marketing Officer and a Chief Information Officer, both individuals held those positions at a much larger competitor. In the latter part of the quarter, we hired a strong multifamily origination team that will increase multifamily loan production in subsequent quarters. Our single family gain-on-sale mortgage banking operation continues to grow, not only in terms of increased volume and revenue, but also in terms of marketing and operational efficiency. Although there is still much more to do, we made significant progress investing in and improving our core capabilities as an institution this quarter.”

Second Quarter Highlights:

•	Net interest margin grew to 4.02% in the current quarter, 34.9% over the second quarter last year.

•

Asset quality remains strong, with the principal balance of non-performing loans equal to 0.90% of the loan portfolio, and total non-performing assets equal to 0.93% of total assets at December 31, 2009.

•	The allowance for loan loss increased to 81 basis points on total loans compared to 52 basis points at the end of the second quarter last year.

•	Total assets reached $1,345.3 million at December 31, 2009, up 10.2% compared to the second quarter last year.

•	Total deposits reached $877.8 million at December 31, 2009, up 38.8% compared to the second quarter last year.

•	The efficiency ratio decreased to 28.6%, an improvement of 16.5% compared to the second quarter last year.

Quarter Earnings Summary

For the three months ended December 31, 2009, B of I had net income of $5,548,000 compared to $2,761,000 for last year’s second quarter. Net interest income increased $4.2 million for the second quarter ended December 31, 2009 compared to the second quarter last year. Total interest and dividend income during the quarter ended December 31, 2009 increased 12.3%, to $21.9 million, compared to $19.5 million during the quarter ended December 31, 2008. The increase in interest and dividend income for the quarter was primarily attributable to growth in the average balance of loans and investment securities and higher rates earned on new loans and securities. Average interest earning assets increased $114.3 million or 9.7% for the quarter ended December 31, 2009 compared to the quarter ended December 31, 2008. Interest expense decreased due to a 96 basis point decrease in the average funding rate, including a decrease in average rates for time deposits of 92 basis points. The improvement in the net interest margin resulted from specific actions taken by the Bank to manage its assets and liabilities, as well as favorable changes in the U.S. Treasury yield curve and loan risk premiums.

For the second quarter ended December 31, 2009, non-interest income was $2.7 million primarily due to realized gains on the sale of mortgage-backed securities of $6.5 million and mortgage banking income of $0.5 million less unrealized losses from impairments and fair value write-downs of $4.4 million. The Bank has increased its allowance for loan loss from 52 basis points on loans at December 31, 2008 to 81 basis points on loans at December 31, 2009. The provision for loan loss was $1,600,000 in the second quarter ended December 31, 2009, up $475,000 compared to the quarter ended December 31, 2008. The increased provisions for the quarter ended December 31, 2009 were the result of changes in the loan portfolio mix and higher estimated losses from our recreational vehicle portfolio and real estate loan portfolio.

Non-interest expense or operating expense, which is comprised primarily of compensation, data processing and internet expenses, occupancy and other operating expenses, was $4.5 million for the three months ended December 31, 2009, up from $3.0 million for the three months ended December 31, 2008. Contributors to the year-over-year increase in operating expense were the Bank’s additional costs for foreclosed real estate, increased compensation expense related to additional staffing and the FDIC’s general increase in insurance premiums.

Balance Sheet Summary

The Company’s total assets increased $43.1 million, or 3.3%, to $1,345.3 million, as of December 31, 2009, up from $1,302.2 million at June 30, 2009. The increase in total assets was primarily due to the purchases of additional loans and the origination of additional loans held for sale. Total liabilities increased $29.4 million, primarily due to an increase in deposits of $229.3 million, partially offset by a decrease of $199.0 million in borrowings from the Federal Home Loan Bank of San Francisco and the Federal Reserve Discount Window.

Conference Call

A conference call and webcast will be held on Thursday, February 4, 2010 at 5:00 PM Eastern / 2:00 PM Pacific. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 877-718-5099, passcode #9664758. International callers should dial: 719-325-4757, using the same passcode. Digital replay is available by calling 888-203-1112 and using the digital passcode #9664758. The conference call will be webcast live and may be accessed at BofI’s website, http://www.bofiholding.com. For those unable to participate during the live broadcast, a replay will be available shortly after the call on the BofIholding.com website for 30 days.

About BofI Holding, Inc. and Bank of Internet USA

BofI Holding, Inc. is the holding company of Bank of Internet USA and trades on NASDAQ under the symbol BOFI. Bank of Internet USA is a consumer focused, FDIC insured, nationwide savings bank operating primarily over the Internet. It offers a variety of consumer banking services, focusing primarily on gathering retail deposits over the Internet and originating and purchasing multifamily and single-family mortgage loans. Bank of Internet USA offers products through its websites at www.bankofinternet.com and www.ApartmentBank.com. Retail deposit products include certificates of deposit, online checking accounts with check images, bill payment, high interest savings accounts, ATM or Visa Check Cards, money market savings accounts, and ATM fee reimbursement anywhere in the world.

Contact:

BofI Holding, Inc.

Gregory Garrabrants, President & CEO

858/350-6203

Gregory.Garrabrants@BankofInternet.com

Selected Financial Data

The following tables set forth certain selected financial data concerning the periods indicated:

BofI HOLDING, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Dollars in thousands, except per share data)

	December 31, 2009	June 30, 2009	December 31, 2008
Selected Balance Sheet Data:
Total assets	$1,345,313	$1,302,208	$1,220,451
Loans - net of allowance for loan losses	657,181	615,463	641,475
Loans held for sale	7,568	3,190	2,917
Allowance for loan losses	5,449	4,754	3,374
Securities - trading	4,971	5,445	7,180
Securities - available for sale	263,207	265,807	184,359
Securities - held to maturity	345,692	350,898	320,920
Total deposits	877,828	648,524	632,493
Securities sold under agreements to repurchase	130,000	130,000	130,000
Advances from the FHLB	223,992	262,984	321,977
Federal Reserve Discount Window and other borrowings	5,155	165,155	50,155
Total Stockholders’ equity	102,618	88,939	81,345

BofI HOLDING, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

(Dollars in thousands, except per share data)

	At or for the Three Months Ended December 31,		At or for the Six Months Ended December 31,
	2009	2008	2009	2008
Selected Income Statement Data:
Interest and dividend income	$21,866	$19,507	$43,643	$38,684
Interest expense	8,890	10,738	18,102	22,103

Net interest income	12,976	8,769	25,541	16,581
Provision for loan losses	1,600	1,125	3,600	1,630

Net interest income after provision for loan losses	11,376	7,644	21,941	14,951
Non-interest income (loss)	2,751	14	1,742	(7,910)
Non-interest expense	4,492	3,008	7,769	5,485

Income (loss) before income tax expense	9,635	4,650	15,914	1,556
Income tax expense (benefit)	4,087	1,889	6,658	612

Net income (loss)	$5,548	$2,761	$9,256	$944

Net income (loss) attributable to common stock	$5,375	$2,588	$8,910	$600
Per Share Data:
Net income (loss):
Basic	$0.64	$0.31	$1.07	$0.07
Diluted	$0.61	$0.30	$1.02	$0.09
Book value per common share	$11.33	$8.90	$11.33	$8.90
Tangible book value per common share	$11.33	$8.90	$11.33	$8.90
Weighted average number of shares outstanding:
Basic	8,422,688	8,332,482	8,302,318	8,384,086
Diluted	9,035,686	8,886,687	8,914,177	8,972,573
Common shares outstanding at end of period	8,189,544	8,032,896	8,189,544	8,032,896
Common shares issued at end of period	8,809,466	8,637,373	8,809,466	8,637,373
Performance Ratios and Other Data:
Loan originations for investment	$26,647	$15,813	$35,083	$27,842
Loan originations for sale	30,685	6,513	55,691	6,726
Loan purchases	54,331	34,276	55,964	49,625
Return on average assets	1.68%	0.92%	1.40%	0.18%
Return on average stockholders’ equity	24.63%	14.63%	21.02%	1.58%
Interest rate spread [1]	3.84%	2.74%	3.77%	2.58%
Net interest margin [2]	4.02%	2.98%	3.95%	2.83%
Efficiency ratio [3]	28.56%	34.20%	28.48%	63.30%
Capital Ratios:
Equity to assets at end of period	7.63%	6.67%	7.63%	6.67%
Tier 1 leverage (core) capital to adjusted tangible assets [4]	7.91%	6.86%	7.91%	6.86%
Tier 1 risk-based capital ratio [4]	16.18%	14.40%	16.18%	14.40%
Total risk-based capital ratio [4]	17.01%	14.98%	17.01%	14.98%
Tangible capital to tangible assets [4]	7.91%	6.86%	7.91%	6.86%
Asset Quality Ratios:
Net annualized charge-offs to average loans outstanding	0.90%	0.09%	0.93%	0.15%
Nonperforming loans to total loans	0.90%	0.61%	0.90%	0.61%
Nonperforming assets to total assets	0.93%	0.66%	0.93%	0.66%
Allowance for loan losses to total loans at end of period	0.81%	0.52%	0.81%	0.52%
Allowance for loan losses to nonperforming loans	90.14%	84.37%	90.14%	84.37%

[1]	Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.
[2]	Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
[3]

Efficiency ratio represents noninterest expense as a percentage of the aggregate of net interest income and noninterest income. For the six months ended December 31, 2008, without the loss of $7.902 million in noninterest income due to the loss on sale of FNMA preferred stock, the efficiency ratio would have been 33.1%.

[4]	Reflects regulatory capital ratios of Bank of Internet USA only.